Exhibit 99.1

FOR IMMEDIATE RELEASE	October 19, 2007
Parkvale Financial Corporation announces increased earnings
for the first quarter of fiscal 2008
     Parkvale Financial Corporation Monroeville, PA (NASDAQ: PVSA) reported net income for the quarter ended September 30, 2007, of $3.6 million or $0.65 per diluted share, up 7.1%, compared to net income of $3.5 million or $0.61 per diluted share for the quarter ended September 30, 2006. The $168,000 increase in net income for the September 2007 quarter reflects an increase in net interest income of $318,000, a lower provision for income taxes of $593,000 and higher noninterest income of $119,000, offset by increases in the provision for loan losses of $499,000 and noninterest expense of $363,000. Net interest income increased to $9.9 million from $9.6 million for the prior period, as the average yield on interest-earning assets increased by more than the average rate on interest-bearing liabilities. The lower provision for income taxes is primarily due to the implementation of FIN 48 as of July 1, 2007, which lowered the effective tax rate this quarter to 23.1% primarily due to the recovery of certain tax reserves. The higher loan loss provision relates to a higher level of classified assets, as non-performing assets increased by $2.5 million or 41.0% from June 30, 2007 to September 30, 2007. Noninterest expense increases were primarily due to increased staffing, compensation and employee benefits. Return on average equity was 11.27% for the September 2007 quarter, up from 11.17% for the September 2006 quarter.
     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Tri-State area and assets of $1.8 billion at September 30, 2007.
(Condensed Consolidated Statement of Operations and selected financial data is attached.)

Contact:	Robert J. McCarthy, Jr. President and CEO (412) 373-4815	Timothy G. Rubritz Chief Financial Officer (412) 373-4817 email: timothy.rubritz@parkvale.com

PARKVALE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands except per share data)
(Unaudited)

	Three months ended
	September 30,
	2007	2006

Total interest income	$24,814	$23,929
Total interest expense	14,905	14,338

Net interest income	9,909	9,591
Provision for loan losses	703	204

Net interest income after provision for losses	9,206	9,387

Gain (loss) on sale of assets	—	(9)
Noninterest income	2,747	2,637
Total noninterest expense	7,210	6,847

Income before income taxes	4,743	5,168
Income tax expense	1,094	1,687

Net income	$3,649	$3,481

Basic earnings per share	$0.65	$0.61
Diluted earnings per share	$0.65	$0.61
Dividend per share	$0.22	$0.20

SELECTED FINANCIAL DATA
(In Thousands except per share data)

	Sept. 30,	June 30,	Sept. 30,
	2007	2007	2006

Total assets	$1,846,756	$1,844,231	$1,923,586
Savings deposits	1,474,628	1,469,084	1,519,881
Total loans, net	1,221,914	1,234,397	1,214,310
Loan loss reserves	14,819	14,189	14,957
Non-performing assets	8,735	6,196	6,994
Ratio of classified assets to total assets	0.47%	0.34%	0.36%
Allowance for loan losses as a % of gross loans	1.20%	1.14%	1.22%
Total shareholders’ equity	$129,273	$129,670	$125,218
Book value per share	23.39	23.10	22.05

OTHER SELECTED DATA

	Three months ended
	September 30,
	2007	2006

Average yield earned on all interest-earning assets	5.77%	5.46%
Average rate paid on all interest-bearing liabilities	3.54%	3.34%
Average interest rate spread	2.23%	2.12%
Return on average assets	0.80%	0.75%
Return on average equity	11.27%	11.17%
Other expense to average assets	1.58%	1.48%

PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar Amounts in Thousands, except share data)

	Sept. 30,	June 30,
	2007	2007

ASSETS
Cash and noninterest-earning deposits	$28,376	$31,248
Federal funds sold	119,000	114,000

Cash and cash equivalents	147,376	145,248

Interest-earning deposits in other institutions	5,689	4,803
Investment securities available for sale (cost of $33,800 at September 30 and $30,303 at June 30)	33,517	30,580
Investment securities held to maturity (fair value of $347,453 at September 30 and $347,022 at June 30)	348,443	349,363
Loans, net of allowance of $14,819 at September 30 and $14,189 at June 30	1,221,914	1,234,397
Foreclosed real estate, net	1,675	1,857
Office properties and equipment, net	18,061	17,387
Goodwill	25,634	25,634
Intangible assets and deferred charges	5,377	5,604
Prepaid expenses and other assets	39,070	29,358

Total assets	$1,846,756	$1,844,231

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$1,474,628	$1,469,084
Advances from Federal Home Loan Bank	211,601	211,658
Trust preferred securities	7,200	7,200
Other debt	14,770	13,106
Escrow for taxes and insurance	4,334	7,665
Other Liabilities	4,950	5,848

Total Liabilities	1,717,483	1,714,561

SHAREHOLDERS’ EQUITY
Preferred Stock ($1.00 par value; 5,000,000 shares authorized; 0 shares issued)	—	—
Common Stock ($1.00 par value; 10,000,000 shares authorized; 6,734,894 shares issued)	6,735	6,735
Additional Paid in Capital	3,718	3,717
Treasury Stock at cost (1,208,065 shares in September and 1,122,546 in June)	(25,168)	(22,695)
Accumulated Other Comprehensive Income	(180)	176
Retained earnings	144,168	141,737

Total Shareholders’ Equity	129,273	129,670

Total Liabilities and Shareholders’ Equity	$1,846,756	$1,844,231

Shareholders’ Equity per share	$23.39	$23.10

PARKVALE FINANCIAL CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar Amounts in Thousands, except per share data)

	Three months ended
	September 30,
	2007	2006

Interest Income:
Loans	$18,398	$17,676
Investments	4,980	4,694
Federal funds sold	1,436	1,559

Total interest income	24,814	23,929

Interest Expense:
Savings deposits	11,961	10,675
Borrowings	2,780	2,910
Trust preferred securities	164	753

Total interest expense	14,905	14,338

Net interest income	9,909	9,591
Provision for loan losses	703	204

Net interest income after provision for losses	9,206	9,387

Noninterest Income:
Service charges on deposit accounts	1,777	1,815
Other fees and service charges	287	330
Gain (loss) on sale of assets	0	(9)
Other	683	492

Total noninterest income	2,747	2,628

Noninterest Expense:
Compensation and employee benefits	4,135	3,763
Office occupancy	1,128	1,185
Marketing	173	122
FDIC insurance	41	45
Office supplies, telephone, and postage	457	479
Other	1,276	1,253

Total noninterest expense	7,210	6,847

Income before income taxes	4,743	5,168
Income tax expense	1,094	1,687

Net income	$3,649	$3,481

Net income per share:
Basic	$0.65	$0.61
Diluted	$0.65	$0.61
Dividends per share	$0.22	$0.20